Exhibit 99

NEWS RELEASE

STANDEX INTERNATIONAL CORPORATION ■ SALEM, NH 03079 ■ TEL (603) 893-9701 ■ WEB www.standex.com

STANDEX REPORTS FISCAL THIRD QUARTER 2024 FINANCIAL RESULTS

●	Fast Growth Market Sales Increased ~9% Year-On-Year to ~$26 Million
●	Organic Sales Decline of 5.7% Year-on-Year; In FY25, Expect Return to Organic Growth Rates In Line with Previously Communicated Long Term Financial Objectives.
●	GAAP Gross Margin of 38.5% and Adjusted Gross Margin of 39.0%, Up 50 bps Year-on-Year
●	GAAP Operating Margin of 12.3%
●	Adjusted Operating Margin of 15.4%, up 20 bps Year-On-Year; Includes 70 bps Charge from One-Time Stock Compensation
●	Record Fiscal Third Quarter’ Free Cash Flow of $19.3 Million; Record Year-to-Date Free Cash Flow of $50.8 Million
●	Completed Acquisition of Japanese-Based Sanyu Switch Co., Ltd

SALEM, NH – May 2, 2024 – Standex International Corporation (NYSE: SXI) today reported financial results for the third quarter of fiscal year 2024 ended March 31, 2024.

Summary Financial Results - Total
($M except EPS and Dividends)	3Q24	3Q23	2Q24	Y/Y	Q/Q
Net Sales	$177.3	$184.3	$178.4	-3.8%	-0.6%
Operating Income – GAAP	$21.8	$88.5	$25.8	-75.3%	-15.4%
Operating Income – Adjusted	$27.3	$27.9	$28.7	-2.2%	-4.7%
Operating Margin % - GAAP	12.3%	48.0%	14.5%	- 3,570	bps	- 220	bps
Operating Margin % - Adjusted	15.4%	15.2%	16.1%	+ 20	bps	- 70	bps
Net Income from Continuing Ops – GAAP	$15.9	$80.6	$19.1	-80.2%	-16.4%
Net Income from Continuing Ops – Adjusted	$20.7	$19.6	$21.1	5.4%	-1.9%

EBITDA	$28.4	$95.1	$32.4	-70.1%	-12.3%
EBITDA margin	16.0%	51.6%	18.2%	- 3,560	bps	- 220	bps
Adjusted EBITDA	$34.5	$34.5	$35.0	-0.1%	-1.4%
Adjusted EBITDA margin	19.5%	18.7%	19.6%	+ 80	bps	- 10	bps

Diluted EPS – GAAP	$1.35	$6.77	$1.61	-80.1%	-16.1%
Diluted EPS – Adjusted	$1.75	$1.65	$1.78	6.1%	-1.7%
Dividends per Share	$0.30	$0.28	$0.30	7.1%	0.0%

Free Cash Flow	$19.3	$17.6	$19.5	9.2%	-1.3%
Net Debt to EBITDA	0.1	x	0.0	x	0.0	x	NM	NM

Third Quarter Fiscal 2024 Results

Commenting on the quarter’s results, President and Chief Executive Officer David Dunbar said, “I am pleased with our third quarter operating performance despite continued softness in general market conditions impacting our top line. We again achieved solid adjusted gross margin of near 40%, which followed a record of 40.3% last quarter. Excluding the one-time charge related to stock compensation, adjusted operating margin would have been similar to our record second quarter performance. Three of our business segments finished the quarter with operating margin near or above 20%, while margin in the Engineering Technologies segment approached nearly 18%. As such, we remain confident in our continued margin performance towards our long-term target by fiscal year 2028 of greater than 19% operating margin. From a cash perspective, we generated record fiscal third quarter’ free operating cash flow of $19.3 million, which represented 121% of GAAP net income. Year-to-date, we have generated record free operating cash flow of $50.8 million.”

“We remain optimistic about the long-term secular trends in our fast growth end markets. These markets will benefit from trends like the transition from internal combustion to hybrid and electric in automotive, infrastructure spending in smart grid, defense applications and next generation aerospace development, and from the evolution of space exploration, all of which are still in the earlier stages. In the fiscal third quarter, our fast growth market sales grew 9% year on year to $26 million and are on track to our expectations for the fiscal year. We are reaffirming our long-term target for fast growth market sales of $200 million plus by fiscal year 2028. We will continue to invest in engineering capabilities that enable new product development and new applications around these and other markets with growth potential.”

“Overall, we continued to experience transitory headwinds in several of our end markets which led to a 5.7% organic decline year-on-year in the fiscal third quarter. These headwinds include continued softness in appliances and general industrial end markets in China and Europe, the impact of a lower number of projects, and inventory destocking by a few large Electronics customers in the semi-conductor and test and measurement end markets. Based on key customer inputs and recent order trends, we anticipate general market conditions to strengthen as we enter fiscal 2025. In addition, we expect fast growth market sales to continue to outperform growth of the general markets.”

“In late February, we completed our acquisition of Japanese-based Sanyu Switch Company. The integration is on track, and we are excited about our breadth of applications in the test and measurement market. We still expect the acquisition to be accretive to earnings and to achieve a double-digit return on invested capital in the first year of ownership.”

Outlook

In the fiscal fourth quarter 2024, on a sequential basis, the Company expects slightly to moderately higher revenue due to favorable project timing in the Engineering Technologies segment, increased market demand in the Specialty Solutions segment, and the impact of the Company’s recent acquisition of Sanyu. The Company expects slightly to moderately higher adjusted operating margin sequentially due to leverage on higher sales and pricing and productivity actions.

Third Quarter Segment Operating Performance

Electronics (45% of sales; 46% of segment operating income)

	3Q24	3Q23	% Change
Electronics ($M)
Revenue	80.4	78.2	2.8%
GAAP Operating Income	15.7	17.0	-7.9%
GAAP Operating Margin %	19.5	21.8
Adjusted Operating Income	16.5	17.0	-3.1%
Adjusted Operating Margin %	20.5	21.8

*Excludes purchase accounting expenses of $0.8M associated with Sanyu and Minntronix in Q3 FY24

Revenue increased approximately $2.2 million or 2.8% year-on-year reflecting a 13.5% benefit from recent acquisitions, partially offset by a foreign currency impact of 1.3% and an organic decline of 9.3% due to continued softness in the appliances and general industrial end markets in China and Europe. Adjusted operating income decreased approximately $0.5 million or 3.1% year-on-year due to product mix, partially offset by contribution from recent acquisitions and realization of productivity initiatives.

Electronics segment backlog realizable in under one year of approximately $107 million decreased 26% year-on-year. The segment had book to bill ratio of 0.76 in the fiscal third quarter.

In fiscal fourth quarter 2024, on a sequential basis, the Company expects similar revenue and slightly lower to similar adjusted operating margin due to unfavorable mix.

Engraving (20% of sales; 17% of segment operating income)

	3Q24	3Q23	% Change
Engraving ($M)
Revenue	36.3	36.9	-1.7%
Operating Income	6.3	5.4	16.9%
Operating Margin %	17.2	14.5

Revenue decreased approximately $0.6 million or 1.7% year-on-year reflecting a 0.2% organic decline, primarily due to fewer new platform rollouts in North America, and a foreign currency impact of 1.5%. Operating income increased approximately $0.9 million or 16.9% year-on-year due to realization of previously announced productivity initiatives.

In fiscal fourth quarter 2024, on a sequential basis, the Company expects slightly lower revenue and slightly to moderately lower operating margin due to unfavorable project timing in North America and Europe.

Scientific (10% of sales; 14% of segment operating income)

	3Q24	3Q23	% Change
Scientific ($M)
Revenue	16.9	18.9	-10.4%
Operating Income	4.9	4.6	7.3%
Operating Margin %	28.9	24.1

Revenue decreased approximately $2.0 million or 10.4% year-on-year reflecting general market softness, most notably affecting retail pharmacies. Operating income increased approximately $0.3 million or 7.3% year-on-year as lower freight cost and productivity initiatives more than offset lower volume.

In fiscal fourth quarter 2024, on a sequential basis, the Company expects slightly higher revenue and similar operating margin.

Engineering Technologies (11% of sales; 10% of segment operating income)

	3Q24	3Q23	% Change
Engineering Technologies ($M)
Revenue	20.1	18.1	11.3%
Operating Income	3.5	2.4	49.9%
Operating Margin %	17.5	13.0

Revenue increased approximately $2.0 million or 11.3% year-on-year primarily driven by improvement in the aviation end markets, partially offset by lower defense sales caused by delays in government funding. Operating income increased approximately $1.2 million or 49.9% year-on-year reflecting leverage on higher aviation sales and pricing and productivity initiatives, partially offset by investments in research and development.

In fiscal fourth quarter 2024, on a sequential basis, the Company expects moderately to significantly higher revenue and moderately higher operating margin due to favorable project timing.

Specialty Solutions (13% of sales; 13% of segment operating income)

	3Q24	3Q23	% Change
Specialty Solutions ($M)
Revenue	23.5	32.3	-27.1%
Operating Income	4.7	7.2	-34.7%
Operating Margin %	19.9	22.2

Specialty Solutions revenue decreased approximately $8.7 million or 27.1% year-on-year, reflecting the impact of the Procon divestiture and normalization in the Display Merchandising business, partially offset by organic growth in the Hydraulics business. Operating income decreased approximately $2.5 million or 34.7% year-on-year due to the Procon divestiture and lower volume in the Display Merchandising business, partially offset by higher volume in the Hydraulics business.

In fiscal fourth quarter 2024, on a sequential basis, the Company expects moderately higher revenue and operating margin due to improved end market demand and leverage on higher sales.

Capital Allocation

●

Share Repurchase: During the fiscal third quarter 2024, the Company repurchased approximately 34,000 shares for $5.1 million. There was $33.3 million remaining on the Company’s current share repurchase authorization at the end of the fiscal third quarter 2024.

●

Capital Expenditures: In fiscal third quarter 2024, Standex’s capital expenditures were $5.2 million compared to $5.6 million in the fiscal third quarter of 2023. The Company now expects fiscal year 2024 capital expenditures between $28 million and $32 million. Capital expenditures were $24.3 million in fiscal 2023.

●

Dividend: On April 25, 2024, the Company declared a quarterly cash dividend of $0.30 per share, an approximately 7.1% year-on-year increase. The dividend is payable May 24, 2024, to shareholders of record on May 10, 2024.

Balance Sheet and Cash Flow Highlights

●

Net Debt: Standex had net (cash) debt of $10.0 million on March 31, 2024, compared to ($2.0) million at the end of fiscal third quarter 2023. Net debt for the third quarter of 2024 consisted primarily of long-term debt of $148.8 million and cash and equivalents of $138.8 million.

●

Cash Flow: Net cash provided by continuing operating activities for the three months ended March 31, 2024, was $24.4 million compared to $23.3 million in the prior year’s quarter. Free cash flow after capital expenditures was $19.3 million compared to free cash flow after capital expenditures of $17.6 million in the fiscal third quarter of 2023.

Conference Call Details

Standex will host a conference call for investors tomorrow, May 3, 2024, at 8:30 a.m. ET. On the call, David Dunbar, President, and CEO, and Ademir Sarcevic, CFO, will review the Company’s financial results and business and operating highlights. Investors interested in listening to the webcast and viewing the slide presentation should log on to the “Investors” section of Standex’s website under the subheading, “Events and Presentations,” located at www.standex.com.

A replay of the webcast will also be available on the Company’s website shortly after the conclusion of the presentation online through May 3, 2025. To listen to the teleconference playback, please dial in the U.S. (888) 660-6345 or (646) 517-4150 internationally; the passcode is 51476#. The audio playback via phone will be available through May 10, 2024. The webcast replay can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including non-GAAP adjusted income from operations, non-GAAP adjusted net income from continuing operations, free operating cash flow, EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted EBITDA, adjusted EBITDA to net debt, and adjusted earnings per share. The attached financial tables reconcile non-GAAP measures used in this press release to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures which include the impact of restructuring charges, purchase accounting, insurance recoveries, discrete tax events, gain or loss on sale of a business unit, acquisition costs, and litigation costs help investors to obtain a better understanding of our operating results and prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Non-GAAP measures should be considered in addition to, and not as a replacement for, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Electronics, Engraving, Scientific, Engineering Technologies, and Specialty Solutions with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Turkey, South Africa, India, and China. For additional information, visit the Company's website at http://standex.com/.

Forward-Looking Statements

Statements contained in this Press Release that are not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “should,” “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” or similar terms or variations of those terms or the negative of those terms. There are many factors that affect the Company’s business and the results of its operations and that may cause the actual results of operations in future periods to differ materially from those currently expected or anticipated. These factors include, but are not limited to: the impact of pandemics and other global crises or catastrophic events on employees, our supply chain, and the demand for our products and services around the world; materially adverse or unanticipated legal judgments, fines, penalties or settlements; conditions in the financial and banking markets, including fluctuations in exchange rates and the inability to repatriate foreign cash; domestic and international economic conditions, including the impact, length and degree of economic downturns on the customers and markets we serve and more specifically conditions in the automotive, construction, aerospace, defense, transportation, food service equipment, consumer appliance, energy, oil and gas and general industrial markets; lower-cost competition; the relative mix of products which impact margins and operating efficiencies in certain of our businesses; the impact of higher raw material and component costs, particularly steel, certain materials used in electronics parts, petroleum based products, and refrigeration components; the impact of higher transportation and logistics costs, especially with respect to transportation of goods from Asia; the impact of inflation on the costs of providing our products and services; an inability to realize the expected cost savings from restructuring activities including effective completion of plant consolidations, cost reduction efforts including procurement savings and productivity enhancements, capital management improvements, strategic capital expenditures, and the implementation of lean enterprise manufacturing techniques; the potential for losses associated with the exit from or divestiture of businesses that are no longer strategic or no longer meet our growth and return expectations; the inability to achieve the savings expected from global sourcing of raw materials and diversification efforts in emerging markets; the impact on cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs; the inability to attain expected benefits from acquisitions and the inability to effectively consummate and integrate such acquisitions and achieve synergies envisioned by the Company; market acceptance of our products; our ability to design, introduce and sell new products and related product components; the ability to redesign certain of our products to continue meeting evolving regulatory requirements; the impact of delays initiated by our customers; our ability to increase manufacturing production to meet demand including as a result of labor shortages; the impact on our operations of any successful cybersecurity attacks; and potential changes to future pension funding requirements. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Contact:

Christopher Howe

Director of Investor Relations

(773) 754-5394

e-mail: InvestorRelations@Standex.com

Standex International Corporation
Consolidated Statement of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(In thousands, except per share data)	2024	2023	2024	2023

Net sales	$177,267	184,332	$540,441	$552,721
Cost of sales	108,977	113,435	327,853	341,251
Gross profit	68,290	70,897	212,588	211,470

Selling, general and administrative expenses	41,764	42,954	128,625	127,756
(Gain) loss on sale of business	-	(62,105)	(274)	(62,105)
Restructuring costs	4,037	2,237	7,303	3,330
Acquisition related costs	537	21	2,233	487
Other operating (income) expense, net	110	(727)	110	(611)

Income from operations	21,842	88,517	74,591	142,613

Interest expense	949	1,415	3,244	4,168
Other non-operating (income) expense, net	627	747	1,805	1,695
Total	1,576	2,162	5,049	5,863

Income from continuing operations before income taxes	20,266	86,355	69,542	136,750
Provision for income taxes	4,327	5,788	15,639	17,783
Net income from continuing operations	15,939	80,567	53,903	118,967

Income (loss) from discontinued operations, net of tax	(141)	(57)	(420)	(144)

Net income	$15,798	$80,510	$53,483	$118,823

Basic earnings per share:
Income (loss) from continuing operations	$1.35	$6.82	$4.58	$10.06
Income (loss) from discontinued operations	(0.01)	-	(0.03)	(0.01)
Total	$1.34	$6.82	$4.55	$10.05

Diluted earnings per share:
Income (loss) from continuing operations	$1.35	$6.77	$4.54	$9.98
Income (loss) from discontinued operations	(0.02)	-	(0.04)	(0.01)
Total	$1.33	$6.77	$4.50	$9.97

Average Shares Outstanding
Basic	11,772	11,811	11,764	11,825
Diluted	11,849	11,895	11,876	11,917

Standex International Corporation
Condensed Consolidated Balance Sheets
(unaudited)

	March 31,	June 30,
(In thousands)	2024	2023

ASSETS
Current assets:
Cash and cash equivalents	$138,799	195,706
Accounts receivable, net	120,501	123,440
Inventories	95,170	98,537
Prepaid expenses and other current assets	62,066	64,739
Income taxes receivable	2,617	831
Total current assets	419,153	483,253

Property, plant, equipment, net	135,003	130,937
Intangible assets, net	81,881	75,651
Goodwill	282,000	264,821
Deferred tax asset	15,047	14,602
Operating lease right-of-use asset	34,421	33,273
Other non-current assets	26,001	22,392
Total non-current assets	574,353	541,676

Total assets	$993,506	$1,024,929

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$58,448	68,601
Accrued liabilities	55,447	62,031
Income taxes payable	8,453	10,335
Total current liabilities	122,348	140,967

Long-term debt	148,768	173,441
Operating lease long-term liabilities	29,001	25,774
Accrued pension and other non-current liabilities	74,407	77,298
Total non-current liabilities	252,176	276,513

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	104,753	100,555
Retained earnings	1,070,255	1,027,279
Accumulated other comprehensive loss	(168,005)	(158,477)
Treasury shares	(429,997)	(403,884)
Total stockholders' equity	618,982	607,449

Total liabilities and stockholders' equity	$993,506	$1,024,929

Standex International Corporation and Subsidiaries
Statements of Consolidated Cash Flows
(unaudited)

	Nine Months Ended
	March 31,
(In thousands)	2024	2023

Cash Flows from Operating Activities
Net income	$53,483	118,823
Income (loss) from discontinued operations	(420)	(144)
Income from continuing operations	53,903	118,967

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,146	21,275
Stock-based compensation	8,524	8,508
Non-cash portion of restructuring charge	895	129
(Gain) loss on sale of business	(274)	(62,105)
Contributions to defined benefit plans	(8,506)	(151)
Net changes in operating assets and liabilities	(11,079)	(36,268)
Net cash provided by operating activities - continuing operations	64,609	50,355
Net cash provided by (used in) operating activities - discontinued operations	(497)	(37)
Net cash provided by (used in) operating activities	64,112	50,318
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(13,765)	(16,648)
Expenditures for acquisitions, net of cash acquired	(47,696)	-
Proceeds from the sale of business	7,774	67,023
Other investing activities	(270)	(1,321)
Net cash (used in) investing activities from continuing operations	(53,957)	49,054
Net cash provided by investing activities from discontinued operations	-	-
Net cash provided by (used in) investing activities	(53,957)	49,054
Cash Flows from Financing Activities
Proceeds from borrowings	-	224,500
Payments of debt	(25,000)	(226,200)
Contingent consideration payment	-	(1,167)
Activity under share-based payment plans	1,325	1,170
Purchase of treasury stock	(31,781)	(18,582)
Cash dividends paid	(10,375)	(9,699)
Net cash provided by (used in) financing activities	(65,831)	(29,978)

Effect of exchange rate changes on cash	(1,231)	1,046

Net changes in cash and cash equivalents	(56,907)	70,440
Cash and cash equivalents at beginning of year	195,706	104,844
Cash and cash equivalents at end of period	$138,799	$175,284

Standex International Corporation
Selected Segment Data
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(In thousands)	2024	2023	2024	2023
Net Sales
Electronics	$80,431	$78,211	$241,538	$225,966
Engraving	36,297	36,909	117,936	109,622
Scientific	16,925	18,898	51,410	56,646
Engineering Technologies	20,098	18,052	58,205	59,244
Specialty Solutions	23,516	32,262	71,352	101,243
Total	$177,267	$184,332	$540,441	$552,721

Income from operations
Electronics	$15,700	$17,047	$47,884	$52,160
Engraving	6,260	5,353	22,765	17,580
Scientific	4,896	4,561	14,074	12,449
Engineering Technologies	3,524	2,351	9,946	7,957
Specialty Solutions	4,668	7,151	14,250	18,944
Restructuring	(4,037)	(2,237)	(7,303)	(3,330)
Gain (loss) on sale of business	-	62,105	274	62,105
Acquisition related costs	(537)	(21)	(2,233)	(487)
Corporate	(8,522)	(8,520)	(24,956)	(25,376)
Other operating income (expense), net	(110)	727	(110)	611
Total	$21,842	$88,517	$74,591	$142,613

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)

	Three Months Ended			Nine Months Ended
	March 31,			March 31,
(In thousands, except percentages)	2024	2023	% Change	2024	2023	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Net Sales	$177,267	$184,332	-3.8%	$540,441	$552,721	-2.2%
Income from operations, as reported	$21,842	$88,517	-75.3%	$74,591	$142,613	-47.7%
Income from operations margin	12.3%	48.0%		13.8%	25.8%
Adjustments:
Restructuring charges	4,037	2,237		7,303	3,330
Acquisition-related costs	537	21		2,233	487
Litigation (settlement refund) charge	-	(996)		-	(881)
(Gain) loss on sale of business	-	(62,105)		(274)	(62,105)
Environmental remediation	110	271		110	271
Property insurance deductible	-	-		-	-
Purchase accounting expenses	818	-		1,463	-
Adjusted income from operations	$27,344	$27,945	-2.2%	$85,426	$83,715	2.0%
Adjusted income from operations margin	15.4%	15.2%		15.8%	15.1%
Interest and other income (expense), net	(1,576)	(2,162)		(5,049)	(5,863)
Foreign currency related (gain) loss on acquisition and divestiture activities	591	-		309	-
Provision for income taxes	(4,327)	(5,788)		(15,639)	(17,783)
Discrete and other tax items	-	-		100	100
Tax impact of above adjustments	(1,342)	(370)		(2,568)	(769)
Net income from continuing operations, as adjusted	$20,690	$19,625	5.4%	$62,579	$59,400	5.4%

EBITDA and Adjusted EBITDA:
Net income (loss) from continuing operations, as reported	$15,939	$80,567	-80.2%	$53,903	$118,967
Net income from continuing operations margin	9.0%	43.7%		10.0%	21.5%
Add back:
Provision for income taxes	4,327	5,788		15,639	17,783
Interest expense	949	1,415		3,244	4,168
Depreciation and amortization	7,177	7,309		21,146	21,275
EBITDA	$28,392	$95,079	-70.1%	$93,932	$162,193	-42.1%
EBITDA Margin	16.0%	51.6%		17.4%	29.3%
Adjustments:
Restructuring charges	4,037	2,237		7,303	3,330
Acquisition-related costs	537	21		2,233	487
Litigation (settlement refund) charge	-	(996)		-	(881)
(Gain) loss on sale of business	-	(62,105)		(274)	(62,105)
Foreign currency related (gain) loss on acquisition and divestiture activities	591	-		309	-
Environmental remediation	110	271		110	271
Life insurance benefit	-	-		-	-
Purchase accounting expenses	818	-		1,463	-
Adjusted EBITDA	$34,485	$34,507	-0.1%	$105,076	$103,295	1.7%
Adjusted EBITDA Margin	19.5%	18.7%		19.4%	18.7%

Free operating cash flow:
Net cash provided by operating activities - continuing operations, as reported	$24,442	$23,265		$64,609	$50,356
Less: Capital expenditures	(5,178)	(5,620)		(13,765)	(16,648)
Free cash flow from continuing operations	$19,264	$17,645		$50,844	$33,708

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)

	Three Months Ended			Nine Months Ended
	March 31,			March 31,
Adjusted earnings per share from continuing operations	2024	2023	% Change	2024	2023	% Change

Diluted earnings per share from continuing operations, as reported	$1.35	$6.77	-80.1%	$4.54	$9.98	-54.5%

Adjustments:
Restructuring charges	0.26	0.14		0.48	0.21
Acquisition-related costs	0.04			0.14	0.03
Litigation (settlement refund) charge	-	(0.06)		-	(0.06)
(Gain) loss on sale of business	-	(5.22)		(0.02)	(5.22)
Foreign currency related (gain) loss on acquisition and divestiture activities	0.04	-		0.02	-
Environmental remediation	0.01	0.02		0.01	0.02
Discrete tax items	-	-		0.01	0.01
Purchase accounting expenses	0.05	-		0.09	-
Diluted earnings per share from continuing operations, as adjusted	$1.75	$1.65	6.1%	$5.27	$4.97	6.0%